Exhibit 99.1
SXC HEALTH SOLUTIONS ANNOUNCES SECOND QUARTER FINANCIAL RESULTS
- Adjusted EBITDA increases to $9.6 million from $4.9 million -
Lisle, Illinois, August 7, 2008 - SXC Health Solutions Corp. (“SXC” or the “Company”) (NASDAQ: SXCI, TSX: SXC), announces its financial results for the three- and six-month periods ended June 30, 2008. Financial references are in U.S. dollars unless otherwise indicated.
SXC completed the acquisition of National Medical Health Card Systems, Inc. (“NMHC”) on April 30, 2008. Therefore, financial results reported for Q2 2008 and for the six months ended June 30, 2008 (“year-to-date” or “YTD”) include two months of contribution from the acquired NMHC business.
Q2 2008 Operational Highlights
•	Revenue was $227.8 million, compared to $23.1 million in Q2 2007

•	Gross profit was $29.8 million compared to $13.4 million in Q2 2007

•	Adjusted EBITDA[1] was $9.6 million compared to $4.9 million in Q2 2007

•	Net income was $3.3 million, or $0.14 per share, compared to $3.0 million, or $0.14 per share, in Q2 2007

•	Non-GAAP adjusted earnings per share[1] (diluted), which excludes the NMHC transaction-related amortization, was $0.21 for the quarter

•	Adjusted prescription claim volume[1] for the PBM segment was 7.2 million

•	Transaction processing volume for the HCIT segment, which no longer includes contribution from informedRx, was 100.5 million

•	Awarded a three-year $35.0 million contract with the State of Tennessee

•	Entered into a three-year $7.5 million agreement with Prescription Solutions Inc., a UnitedHealth Group company

•	Completed a 36-month renewal agreement with The University of Michigan

•	Announced a five and a half year informedRx PBM services contract with The University of Toledo

•	Won a multi—million dollar license fee agreement, and renewal of a three —year maintenance and service agreement with CVS
“The integration of NMHC is proceeding according to plan and we are well on track to reach our deal-related financial and operational milestones,” said Mark Thierer, President and CEO of SXC. “Against this backdrop, we had a strong quarter of sales activity generated from customers in a variety of target markets. This activity validates our business strategy by demonstrating that we are a valued provider of technology and pharmacy benefit services to a broad cross-section of health care organizations. With two solid quarters under our belt and a promising sales pipeline in multiple markets, we believe that we are now on pace to reach the higher end of the range for our 2008 guidance.”

Q2 and Year-to-date Financial Review
On April 30, 2008, SXC closed the acquisition of NMHC. As a result, SXC has introduced some new segmentation and presentation of its financial results. Revenue is now segmented into two groups: Pharmacy Benefit Manager (“PBM”) which includes informedRx, mail-order operations and specialty pharmacy, and Health Care Information Technology (“HCIT”). SXC records PBM revenue from NMHC exclusively on a gross basis which equates to the prescription price paid by consumers plus an administrative fee. NMHC’s PBM revenue was originally expected to have been recorded on a combination of a gross and net basis. As a result, using this accounting treatment has increased our expected revenue guidance range, but has not impacted the gross profit guidance range. The HCIT business continues to record revenue only on the basis of the administrative fee; drug ingredient cost is not included in revenues or cost of claims.
The net effect is that revenues have increased dramatically while gross profit margin and adjusted EBITDA have increased in absolute dollar terms, but have declined as a percentage of total sales. These changes do not affect profitability on an absolute dollar or per share basis.
Revenue and Gross Profit
Revenue for Q2 2008 was $227.8 million compared to $23.1 million in Q2 2007. For the YTD period, revenue was $252.1 million compared to $47.4 million in the same period last year.
Gross profit for Q2 2008 was $29.8 million, or 13.1% of revenue, compared to $13.4 million, or 58.2% of revenue, in Q2 2007. For the YTD period, gross profit was $43.3 million, or 17.2% of revenue, compared to $28.1 million, or 59.2% of revenue, in the same period last year.
Revenue and gross profit segmented by PBM and HCIT was as follows:*

(in millions)	PBM Segment		HCIT Segment		Consolidated Totals
three months ended June 30,	2008	2007	2008	2007	2008	2007
Revenue	$204.90	$—	$22.90	$23.10	$227.80	$23.10
Gross profit	$16.80	$—	$13.00	$13.40	$29.80	$13.40
Gross profit %	8.20%	—	56.90%	58.20%	13.10%	58.20%

(in millions)	PBM Segment		HCIT Segment		Consolidated Totals
six months ended June 30,	2008	2007	2008	2007	2008	2007
Revenue	$204.90	$—	$47.20	$47.40	$252.10	$47.40
Gross profit	$16.80	$—	$26.50	$28.10	$43.30	$28.10
Gross profit %	8.20%	—	56.10%	59.20%	17.20%	59.20%
*In reviewing the above tables, it is important to note that the revenue for SXC’s legacy informedRx business is captured in the HCIT segment for 2007 and in the PBM segment for 2008. As a result, the HCIT segment shows a slight decline in revenue for the three- and six-month periods ended June 30, 2008, due to the inclusion of some of the previously classified HCIT business now recorded in the new PBM segment.
PBM revenue was $204.9 million for the Q2 2008 and YTD periods. This figure reflects the addition of the NMHC business, as well as the existing informedRX business of SXC and includes a new SXC PBM contract that went live on April 1, 2008. The PBM segment revenue totals were higher than expected for the period due to the NMHC PBM revenue being recorded exclusively on a gross basis. This has had no impact on the dollar value of gross margin, but does have the effect of decreasing gross margin percentage.

Q2 2008 revenue for the HCIT segment consisted of $16.0 million of recurring revenue and $6.9 million of non-recurring revenue, compared to $17.2 million and $5.9 million, respectively, in the same period last year. Recurring revenue consisted of transaction processing revenue of $11.9 million, down 9% from $13.1 million in Q2 2007, and maintenance revenue of $4.1 million, consistent with $4.1 million in Q2 2007. The decline in transaction processing revenue is due to the fact that informedRx revenue is reported in the PBM segment for 2008 and was reported in the HCIT segment in 2007. Overall, recurring revenue accounted for 70% of HCIT revenue in Q2 2008, compared to 75% in Q2 2007.
Q2 2008 non-recurring revenue consisted of system sales revenue of $3.8 million, up 48% from $2.6 million last year, and professional service revenue of $3.1 million, down from $3.3 million in Q2 2007. The increase in system sales revenue is primarily due to the multi-million dollar license agreement completed with CVS during the quarter.
Revenue for the YTD period in the HCIT segment was comprised of $34.9 million of recurring revenue and $12.3 million of non-recurring revenue, compared to $35.1 million and $12.3 million, respectively, in the same period last year. Recurring revenue consisted of transaction processing revenue of $26.5 million, down 1% from $26.9 million last year, and maintenance revenue of $8.3 million compared to $8.2 million last year. Overall, recurring revenue accounted for 74% of HCIT revenue for the YTD period, compared to 74% in the same period last year.
Non-recurring revenue for the YTD period consisted of system sales revenue of $5.5 million, down from $5.7 million last year, and professional service revenue of $6.9 million, up from $6.6 million last year.
Product Development Costs
Q2 2008 product development costs were $2.5 million compared to $2.6 million for Q2 2007. Product development costs for the YTD period were $4.9 million, compared to $5.6 million in the prior year period.
Selling, General and Administration (“SG&A”) Costs
Q2 2008 SG&A costs were $19.6 million compared to $7.0 million for Q2 2007. SG&A for the YTD period was $25.4 million compared to $13.2 million in the same period last year. $10.7 million of the increase for the Q2 and YTD periods is attributable to the operating expenses related to the April 2008 purchase of NMHC. Also included in the Q2 and YTD SG&A totals is approximately $1.8 million in severance expense.

Adjusted EBITDA1
Q2 2008 adjusted EBITDA was $9.6 million compared to $4.9 million for Q2 2007. For the YTD period, adjusted EBITDA was $15.9 million compared to $11.2 million in the same period last year. Adjusted EBITDA increased year-over-year due in part to the addition of the NMHC business, the increase in overall revenue, in particular the multi—million dollar high margin systems sales contract with CVS, synergies generated from the acquisition, and offset in part by the operating expenses related to the purchase of NMHC and the $1.8 million of severance expense.
Income Taxes
Q2 2008 income tax expense was $0.53 million representing an effective tax rate of 14% compared to a $1.2 million income tax expense representing an effective tax rate of 28% in Q2 2007. For the YTD period, income tax expense was $2.2 million representing an effective tax rate of 25% compared to a $2.9 million income tax expense representing an effective tax rate of 30% in the same period last year. The change in the effective tax rate is due primarily to the acquisition and the ability to utilize tax losses. For fiscal 2008, SXC expects to have an effective tax rate of approximately 25%.
Net Income
Q2 2008 net income was $3.3 million, or $0.14 per share (diluted), compared to $3.0 million, or $0.14 per share (diluted) in Q2 2007. Net income for the YTD period was $6.6 million, or $0.29 per share (diluted), compared to $6.7 million, or $0.31 per share (diluted) in the same period last year.
Q2 2008 non-GAAP adjusted earnings per share1 was $0.21 per share (diluted). Non-GAAP adjusted earnings per share1 for the YTD period was $0.37 per share (diluted).
SXC continues to generate strong cash from operations. In Q2 2008, the Company generated cash from operations of approximately $9.0 million, compared to cash used in operations of $4.7 million in Q2 2007. For the YTD period, SXC generated cash from operations of approximately $17.0 million, compared to $5.2 million in the same period last year. The Company’s quarterly cash flows can be impacted by the timing of pharmacy deposit and rebate payments it receives for certain customers. Net of pharmacy deposits and rebates payments, Q2 2008 and YTD cash from operations were approximately $14.2 million and $21.0 million, respectively. This compares to cash from operations of $3.0 million and $8.7 million in the corresponding periods of the prior year.
At June 30, 2008 and December 31, 2007, the Company had cash and cash equivalents totalling $50.1 million and $90.9 million, respectively. The decrease is primarily related to cash paid in the acquisition of NMHC ($101.7 million), partially offset by borrowings under the term loan ($46.5 million).
2008 Financial Guidance
With today’s announcement, SXC is increasing its consolidated revenue guidance from a range of $545-600 million to $825-$875 million. Based on its original forecast, the Company is also now guiding to the higher end of the following ranges:
•	Gross profit of $106-$114 million

•	Adjusted EBITDA of $35-$39 million

•	GAAP EPS (diluted) of $0.41-$0.50 (including the amortization directly related to the NMHC acquisition)

•	Non-GAAP adjusted earnings per share[1] (diluted) of $0.61-$0.70 (excluding the NMHC transaction-related amortization)

The Company reconfirms its objective of generating $6.0-$8.0 million of synergies in the first 12 months following closing of the NMHC transaction, and $12-$14 million of synergies in the subsequent 12 months.
Notice of Conference Call
SXC will host a conference call on August 7, 2008 at 8:30AM (ET) to discuss its financial results. Mark Thierer, President and CEO, and Jeff Park, Senior Vice President Finance and CFO will co-chair the call. All interested parties can join the call by dialing 416-644-3426 or 1-800-588-4490. Please dial in 15 minutes prior to the call to secure a line. The conference call will be archived for replay until Thursday, August 14, 2008 at midnight. To access the archived conference call, please dial 416-640-1917 or 1-800-718-6306 and enter the reservation code 21278499 followed by the number sign.
A live audio webcast of the conference call will be available www.sxc.com and www.newswire.ca. Please connect at least 15 minutes prior to the conference call to ensure adequate time for any software download that may be required to join the webcast. An archived replay of the webcast will be available for 365 days.
1Non-GAAP Financial Measures
SXC reports its financial results in accordance with generally accepted accounting principles in the United States (“GAAP”). SXC’s management also evaluates and makes operating decisions using various other measures. Three such measures are adjusted earnings per share, adjusted EBITDA, and adjusted prescription volume which are non-GAAP financial measures. SXC’s management believes that these measures provide useful supplemental information regarding the performance of SXC’s business operations.
Adjusted earnings per share is a non-GAAP measure which takes earnings per share and adds back the impact of acquisition-related amortization expense, net of tax. Acquisition-related amortization expense is a non-cash expense arising from the acquisition of intangible assets in connection with the acquisition. SXC excludes acquisition-related amortization expense from non-GAAP adjusted earnings per share because it believes (i) the amount of such expenses in any specific period may not directly correlate to the underlying performance of SXC business operations and (ii) such expenses can vary significantly between periods as a result of new acquisitions and full amortization of previously acquired intangible assets. Investors should note that the use of these intangible assets will contribute to revenue in the future period presented and periods beyond that and should also note that such expense will recur in future periods. The 2008 guidance of adjusted earnings per share were computed by taking the Company’s GAAP earnings per share guidance of $0.61-$0.70 and adding back the expected impact of acquisition-related amortization expense, net of tax.
Adjusted EBITDA is a non-GAAP measure that management believes is a useful supplemental measure of operating performance prior to net interest income (expense), income taxes, depreciation, amortization, stock-based compensation, debt service, and certain other one-time charges. Management believes it is useful to exclude depreciation, amortization and net interest income (expense) as these are essentially fixed amounts that cannot be influenced by management in the short term. In addition, management believes it is useful to exclude stock-based compensation as this is not a cash expense. Lastly, debt service and certain other one-time charges (including lease termination charges and losses on disposals of capital assets) are excluded as these are not recurring items.

Management believes that adjusted earnings per share, adjusted EBITDA and adjusted prescription volume provide useful supplemental information to management and investors regarding the performance of the Company’s business operations and facilitate comparisons to its historical operating results. Management also uses this information internally for forecasting and budgeting as it believes that the measures are indicative of the Company’s core operating results. Note however, that these items are performance measures only, and do not provide any measure of the Company’s cash flow or liquidity. Non-GAAP financial measures should not be considered as a substitute for measures of financial performance in accordance with GAAP, and investors and potential investors are encouraged to review the reconciliation of adjusted earnings per share and adjusted EBITDA.
Adjusted prescription volume equals SXC’s Mail Service prescriptions multiplied by three, plus its retail and specialty prescriptions. The Mail Service prescriptions are multiplied by three to adjust for the fact that they typically include approximately three times the amount of product days supplied compared with retail prescriptions.
Adjusted earnings per share, adjusted EBITDA and adjusted prescription volume do not have standardized meanings prescribed by GAAP. The Company’s method of calculating these items may differ from the methods used by other companies and, accordingly, it may not be comparable to similarly titled measures used by other companies. Reconciliation of adjusted EBITDA to net income is shown below (in thousands):

	For the three months ended		For the six months ended
	June 30,		June 30,
	2008	2007	2008	2007
	(unaudited) (in thousands)

Adjusted EBITDA	$9,576	$4,900	$15,909	$11,184

Amortization of Deal-Related Intangibles	(2,036)		(2.036)

Depreciation & Amortization	(2,277)	(1,357)	(3,838)	(2,692)

Stock-Based Compensation	(1,325)	(747)	(2,104)	(1,150)

Net Loss on Disposal of Assets	—	—	—	(133)

Other Income (Expense)	(29)	196	(35)	198

Interest Income (Expense), Net	(116)	1,131	903	2,157

Income Tax Expense	(526)	(1,168)	(2,175)	(2,875)

Net Income	$3,267	$2,955	$6,624	$6,689

For the three months
Non-GAAP Adjusted Earning Per Share	ended June 30, 2008

Net Income	$3,267

Deal-Related Amortization (Net of Taxes)	1,753

Adjusted Net-Income	5,020

Adjusted EPS (diluted)	0.21
About SXC Health Solutions Corp.
SXC Health Solutions Corp. is a leading provider of pharmacy benefits management (PBM) services and Health Care Information Technology (HCIT) solutions to the healthcare benefits management industry. The Company’s product offerings and solutions combine a wide range of software applications, application service provider (ASP) processing services and professional services, designed for many of the largest organizations in the pharmaceutical supply chain, such as Federal, provincial, and, state and local governments, pharmacy benefit managers, managed care organizations, retail pharmacy chains and other healthcare intermediaries. SXC is headquartered in Lisle, Illinois with 13 locations in the US and Canada. For more information please visit www.sxc.com.

Forward-Looking Statements
Certain statements included herein, including those that express management’s expectations or estimates of our future performance, constitute “forward-looking statements” within the meaning of applicable securities laws. Forward-looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management at this time, are inherently subject to significant business, economic and competitive uncertainties and contingencies. We caution that such forward-looking statements involve known and unknown risks, uncertainties and other risks that may cause our actual financial results, performance, or achievements to be materially different from our estimated future results, performance or achievements expressed or implied by those forward-looking statements. Numerous factors could cause actual results to differ materially from those in the forward-looking statements, including without limitation, our ability to achieve increased market acceptance for our product offerings and penetrate new markets; consolidation in the healthcare industry; the existence of undetected errors or similar problems in our software products; our ability to identify and complete acquisitions, manage our growth and integrate acquisitions; our ability to compete successfully; potential liability for the use of incorrect or incomplete data; the length of the sales cycle for our healthcare software solutions; interruption of our operations due to outside sources; our dependence on key customers; maintaining our intellectual property rights and litigation involving intellectual property rights; our ability to obtain, use or successfully integrate third-party licensed technology; compliance with existing laws, regulations and industry initiatives and future change in laws or regulations in the healthcare industry; breach of our security by third parties; our dependence on the expertise of our key personnel; our access to sufficient capital to fund our future requirements; and potential write-offs of goodwill or other intangible assets. This list is not exhaustive of the factors that may affect any of our forward-looking statements. Other factors that should be considered are discussed from time to time in SXC’s filings with the U.S. Securities and Exchange Commission, including the risks and uncertainties discussed in our 2007 Annual Report on Form 10-K, which is available at www.sec.gov. Investors are cautioned not to put undue reliance on forward-looking statements. All subsequent written and oral forward-looking statements attributable to SXC or persons acting on our behalf are expressly qualified in their entirety by this notice. We disclaim any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.
Certain of the assumptions made in preparing forward-looking information and management’s expectations include: maintenance of our existing customers and contracts, our ability to market our products successfully to anticipated customers, the impact of increasing competition, the growth of prescription drug utilization rates at predicted levels, the retention of our key personnel, our customers continuing to process transactions at historical levels, that our systems will not be interrupted for any significant period of time, that our products will perform free of major errors, our ability to obtain financing on acceptable terms and that there will be no significant changes in the regulation of our business.
For more information, please contact:

Jeff Park	Dave Mason	Susan Noonan
Chief Financial Officer	Investor Relations — Canada	Investor Relations — U.S.
SXC Health Solutions, Inc.	The Equicom Group Inc.	The SAN Group, LLC
Tel: (630) 577-3206	416-815-0700 ext. 237	(212) 966-3650
investors@sxc.com	dmason@equicomgroup.com	susan@sanoonan.com

SXC HEALTH SOLUTIONS CORP.
Consolidated Balance Sheets
(in thousands of U.S. dollars except share data)

	(unaudited)
	June 30,	December 31,
	2008	2007

ASSETS

Current assets
Cash and cash equivalents	$50,055	$90,929
Restricted cash	17,455	—
Accounts receivable, net of allowance for doubtful accounts of $3,537 (December 31, 2007 - $605)	75,541	17,990
Rebates receivable	26,050	—
Unbilled revenue	1,094	1,195
Prepaid expenses and other	3,167	2,361
Inventory	6,870	242
Income tax recoverable	1,064	1,073
Deferred income tax asset, current	4,091	3,246

Total current assets	185,387	117,036

Property and equipment, net of accumulated depreciation of $16,049 (December 31, 2007 - $13,004)	19,852	13,629
Goodwill	158,848	15,996
Other intangible assets, net of accumulated amortization of $7,562 (December 31, 2007 - $4,734)	51,253	9,661
Deferred financing charges	1,701	—
Deferred income tax asset	3,939	3,157
Other assets	1,311	—

Total assets	$422,291	$159,479

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities
Current portion of long-term debt	$1,560	$—
Accounts payable	7,771	1,344
Customer deposits	14,973	2,506
Salaries and wages payable	9,251	2,909
Accrued liabilities	29,645	4,807
Pharmacy benefit management rebates payable	32,573	2,766
Pharmacy benefit claim payments payable	58,227	2,059
Deferred revenue	4,030	4,244

Total current liabilities	158,030	20,635

Long-term debt, less current installments	46,320	—
Accrued liabilities	1,985	764
Deferred income tax liability	28,135	1,091
Deferred revenue	183	223
Deferred lease inducements	3,416	3,222
Deferred rent	1,159	1,087
Other	868	—

Total liabilities	240,096	27,022

Shareholders’ equity
Common stock: no par value, unlimited shares authorized; 23,823,271 issued and outstanding at June 30, 2008 (December 31, 2007 - 20,985,934)	144,638	103,520
Additional paid-in capital	10,295	8,299
Retained earnings	27,262	20,638

Total shareholders’ equity	182,195	132,457

Total liabilities and shareholders’ equity	$422,291	$159,479

SXC HEALTH SOLUTIONS CORP.
Consolidated Statements of Operations
(in thousands of U.S. dollars except share data)

	Three months ended		Six months ended
	June 30,		June 30,
	2008	2007	2008	2007
	(unaudited)		(unaudited)

Revenue:
PBM revenue	$204,860	$—	$204,860	$—
HCIT revenue:
Transaction processing	11,888	13,094	26,536	26,926
Maintenance	4,130	4,113	8,340	8,188
Professional services	3,066	3,302	6,857	6,607
System sales	3,811	2,579	5,479	5,688

Total revenue	227,755	23,088	252,072	47,409

Cost of revenue	197,915	9,648	208,752	19,322

Gross profit	29,840	13,440	43,320	28,087

Expenses:
Product development costs	2,480	2,642	4,939	5,580
Selling, general and administration	19,557	7,016	25,428	13,205
Depreciation of property and equipment	1,433	590	2,194	1,168
Amortization of intangible assets	2,432	396	2,828	792
Net loss on disposal of capital assets	—	—	—	133

	25,902	10,644	35,389	20,878

Operating income	3,938	2,796	7,931	7,209

Interest income	(647)	(1,159)	(1,701)	(2,216)
Interest expense	763	28	798	59

Net interest income(expense)	116	(1,131)	(903)	(2,157)

Other expense(income)	29	(196)	35	(198)

Income before income taxes	3,793	4,123	8,799	9,564

Income tax expense (recovery):
Current	597	1,279	1,979	3,125
Deferred	(71)	(111)	196	(250)

	526	1,168	2,175	2,875

Net income and comprehensive income	$3,267	$2,955	$6,624	$6,689

Earnings per share:
Basic	$0.14	$0.14	$0.30	$0.32
Diluted	$0.14	$0.14	$0.29	$0.31

Weighted average number of shares used in computing earnings per share:

Basic	22,948,940	20,687,468	21,972,315	20,620,263
Diluted	23,558,446	21,751,463	22,510,153	21,646,475

SXC HEALTH SOLUTIONS CORP.
Consolidated Statements of Cash Flows
(in thousands of U.S. dollars)

	Three months ended		Six months ended
	June 30,		June 30,
	2008	2007	2008	2007
	(unaudited)		(unaudited)
Cash flows from operating activities:
Net income	$3,267	$2,955	$6,624	$6,689
Items not involving cash, net of effects from acquisition:
Stock-based compensation	1,325	747	2,104	1,150
Depreciation of property and equipment	1,881	961	3,046	1,900
Amortization of intangible assets	2,432	396	2,828	792
Deferred lease inducements and rent	(43)	197	(107)	385
Loss on disposal of property and equipment			—	133
Deferred income taxes	(71)	(111)	196	270
Gain on foreign exchange	(35)	(122)	(21)	(135)
Changes in operating assets and liabilities, net of effects from acquisition:
Accounts receivable	11,618	1,235	12,828	(176)
Rebates receivable	1,153	—	1,153	—
Restricted cash	(4,325)	—	(4,325)	—
Unbilled revenue	(77)	610	101	13
Prepaid expenses	1,789	(279)	1,322	244
Inventory	(249)	17	(264)	(6)
Income tax recoverable	(722)	(738)	274	(738)
Income taxes payable	—	(2,271)	—	(594)
Accounts payable	1,858	(1,046)	1,264	(692)
Accrued liabilities	(6,108)	1,352	(5,715)	—
Pharmacy benefit claim payments payable	(1,298)	(5,717)	(1,536)	(2,961)
Pharmacy benefit management rebates payable	(3,860)	(1,943)	(2,448)	(594)
Deferred revenue	(943)	(1,429)	(254)	(841)
Customer deposits	1,546	532	102	314
Other	(131)	—	(131)	—

Net cash provided by operating activities	9,007	(4,654)	17,041	5,153

Cash flows from investing activities:
Purchases of property and equipment	(810)	(1,290)	(3,414)	(6,181)
Lease inducements received	373	143	373	391
Acquisition	(101,670)	—	(101,670)	—
Proceeds from disposal of property and equipment	—	—	—	9

Net cash used in investing activities	(102,107)	(1,147)	(104,711)	(5,781)

Cash flows from financing activities:
Issuance of long-term debt	48,000	—	48,000	—
Payment of financing costs	(1,518)	—	(1,518)	—
Repayment of long-term debt	(120)	—	(120)	—
Proceeds from exercise of options	137	1,191	333	2,029
Tax benefit on option exercises	59	2,216	80	2,216

Net cash provided by financing activities	46,558	3,407	46,775	4,245

Effect of foreign exchange on cash balances	35	122	21	135

Increase(decrease) in cash and cash equivalents	(46,507)	(2,272)	(40,874)	3,752

Cash and cash equivalents, beginning of period	96,562	76,967	90,929	70,943

Cash and cash equivalents, end of period	$50,055	$74,695	$50,055	$74,695